Exhibit 99(a)
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55 Technology Way                                    Telephone: 401 392-1000
West Greenwich, Rhode Island  02817 USA              Fax: 401 392-1234
Website:  WWW.GTECH.COM


For Immediate Release                                Contact: Robert K. Vincent
July 29, 2004                                                 Public Affairs
                                                              GTECH Corporation
                                                              401-392-7452

         GTECH HOLDINGS CORPORATION PROVIDES UPDATE ON BRAZILIAN MATTERS

WEST GREENWICH, RI - (July 29, 2004) - GTECH Holdings Corporation (NYSE: GTK) today provided an update on recent developments in Brazil. The Company announced that it has received notice from the United States Securities and Exchange Commission (SEC) that it has approved a formal order of investigation in the preexisting matters the SEC staff has been examining related to media reports about public corruption issues in Brazil. The Company has been advised by the SEC staff that the new order is unrelated to any recent or new developments in the matter and is routine and intended to give it adequate investigatory powers should it desire to employ them. The SEC has also sent the Company a subpoena for the production of certain documents and records related to GTECH's operations in Brazil that is identical to the previously-disclosed informal request for documents from the SEC.

The Company has been cooperating fully with all SEC information requests which require the review of a substantial volume of documents, many in Portuguese, from its Brazilian operations. The SEC has expressed its satisfaction with GTECH's cooperation in this matter.

An internal review conducted by management and under the supervision of the independent directors of the GTECH Board of Directors is continuing. From what has been learned from that investigation to date, the Company is confident that it acted appropriately and GTECH's compliance program worked as it is intended.

In other related developments, GTECH has been formally served with the civil complaint filed by the Public Ministry in relation to its contracts with Caixa Economica Federal (Caixa). The Company will now be afforded the opportunity to review the evidence developed by the public ministry attorneys. The Company reiterated that it has good and adequate defenses to the claims made in the lawsuit, will vigorously defend itself in the proceedings, and expects a positive outcome.

This lawsuit seeks to impose damages equal to (i) the sum of all amounts paid to GTECH under the 1997 contract and the 2000 contract which has been estimated to be $650 million to date; (ii) certain other permitted amounts; (iii) minus our proven investment costs; and (iv) potential penalties. GTECH believes that the services were provided under valid and enforceable contracts and as such does not anticipate material liabilities to result from this claim.

As part of that civil action, the Company also filed an appeal to the injunctive order that placed the restrictions on the transfer or sale of the Company's Brazilian assets and placed 30 percent of the regular revenues from its contract with Caixa under court control. The court is expected to take up that appeal when it returns from its current recess.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The Company identifies forward looking statements by words such as "may," "will," "should," "could," "expect," "plan," "anticipate," "intend," "believe," "estimate," "continue," or similar words that refer to the future. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery and gaming goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers;
(vii) the possibility of significant fluctuation of quarterly operating results;
(viii) the intensity of competition in the lottery and gaming industries; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.

                                       ooo

GTECH, a leading global information technology company with over $1 billion in revenues and more than 5,500 people in 45 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in commercial gaming technology and financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

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